Exhibit 10.8

AMENDED AND RESTATED RUNOFF REINSURANCE SERVICES AGREEMENT

THIS AMENDED AND RESTATED RUNOFF REINSURANCE SERVICES AGREEMENT (this “Agreement”) is made as of December 13, 2005 by and between FEDERAL INSURANCE COMPANY, an Indiana corporation (“FEDERAL”), and HARBOR POINT SERVICES, INC., a Delaware corporation (“HARBOR SERVICES” or the “REINSURANCE SERVICE PROVIDER”), and amends and restates in its entirety that certain Runoff Reinsurance Services Agreement made as of November 28, 2005 by and between FEDERAL and HARBOR SERVICES.

WITNESSETH

WHEREAS, FEDERAL has requested the REINSURANCE SERVICE PROVIDER to provide certain reinsurance claims handling and other administrative services to it, and the REINSURANCE SERVICE PROVIDER has agreed to assume these responsibilities,

WHEREAS, as of the date hereof, this agreement and the appointment of the REINSURANCE SERVICE PROVIDER has been approved by the Board of Directors of FEDERAL,

NOW THEREFORE, in consideration of the covenants, warranties and mutual agreements herein set forth and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

Section 1. Appointment and Grant of Authority by FEDERAL to the REINSURANCE SERVICE PROVIDER

Subject to the supervision and approval of the Board of Directors of FEDERAL, which shall retain ultimate responsibility for the functions delegated to the REINSURANCE SERVICE PROVIDER by this Agreement notwithstanding such delegation, FEDERAL hereby appoints the REINSURANCE SERVICE PROVIDER to act as its reinsurance claims handling service provider to perform certain reinsurance claims handling and other administrative services on FEDERAL’s behalf with respect to Runoff Reinsurance as hereinafter defined. The REINSURANCE SERVICE PROVIDER accepts such appointment, and agrees to perform such services on FEDERAL’s behalf with respect to the Runoff Reinsurance, in accordance with applicable laws and regulations, the claims administration services requirements attached hereto as Exhibit A, and instructions given by FEDERAL from time to time consistent with the terms of this Agreement.

FEDERAL hereby grants to the REINSURANCE SERVICE PROVIDER the authority to provide certain reinsurance claims handling services on FEDERAL’s behalf (“Authority”) with respect to all of the assumed reinsurance business of FEDERAL produced by Chubb Re, Inc. from December 7, 1998 through December 31, 2005, inclusive which is not ceded to Harbor Point Re Limited pursuant to any retrocessional agreement (the “Runoff Business”). This Authority shall be effective as of the closing of the transactions contemplated by the Asset Purchase Agreement, dated as of October 25, 2005, as the same may be amended or modified from time to time, among Harbor Point Limited, HARBOR SERVICES, The Chubb Corporation, FEDERAL and Chubb Re Inc., except with respect to the authority to settle claims on behalf of FEDERAL, which such authority shall become effective as to the REINSURANCE SERVICE PROVIDER no earlier than the date on which this Agreement and the REINSURANCE SERVICE PROVIDER’s application to be licensed as a reinsurance intermediary manager for FEDERAL are approved by the Commissioner of the Indiana Department of Insurance. For the avoidance of doubt, this Agreement shall terminate and be of no further force or effect upon the termination of the Asset Purchase Agreement.

This Authority is governed by this Agreement, including but not limited to applicable laws and regulations, the claims administration services requirements attached hereto as Exhibits A, and instructions given by FEDERAL from time to time consistent with the terms of this Agreement. Subject to the supervision and approval of the Board of Directors of FEDERAL, which shall retain ultimate responsibility for the functions delegated to the REINSURANCE SERVICE PROVIDER by this Agreement notwithstanding such delegation, the Authority granted hereby to the REINSURANCE SERVICE PROVIDER shall consist of the following powers and duties:

(a)	To manage the runoff of the Runoff Reinsurance, including without limitation, with the prior written approval from Federal, to manage all commutations of said business and to investigate and/or settle claims relating to the Runoff Reinsurance in accordance with the claims administration services requirements attached hereto as Exhibit A, provided, however, that with respect to such claims:

(i)	All requests for commutations will be reported to FEDERAL within thirty (30) days of notice to the REINSURANCE SERVICE PROVIDER;

(ii)	All claims will be reported to FEDERAL in a timely manner, which, absent unusual claim circumstances, shall typically be satisfied by the submission of periodic bordereaux reports hereunder;

(iii)	A copy of the claim file will be sent to FEDERAL at its request or as soon as it becomes known that the claim:

(A)	has the potential to exceed the REINSURANCE SERVICE PROVIDER’s claims settlement authority limit of $2,000,000 per claim or per any aggregation of claims from any single event under an excess of loss treaty, as set by FEDERAL;

(B)	involves a coverage dispute;

(C)	is open for more than six (6) months from the date first reported; provided that any notice required pursuant to this Section 1(a)(iii)(C) shall be permitted to be made to FEDERAL as part of the periodic bordereaux reports otherwise required hereunder; or

(D)	is closed by the payment of the amount set forth in Section 1(a)(iii)(A) above, or any higher amount;

(iv)	All claims files will be the joint property of FEDERAL and the REINSURANCE SERVICE PROVIDER; however, upon an order of liquidation of FEDERAL the files shall become the sole property of FEDERAL or its estate; the REINSURANCE SERVICE PROVIDER shall have reasonable access to and the right to copy the files on a timely basis; and

(v)	The settlement or authority granted to the REINSURANCE SERVICE PROVIDER by FEDERAL may be terminated by FEDERAL pursuant to Section 6 below upon FEDERAL’s written notice to the REINSURANCE SERVICE PROVIDER and shall automatically terminate upon expiration of this Agreement. FEDERAL may suspend the settlement authority granted to the REINSURANCE SERVICE PROVIDER during the pendency of any dispute regarding the termination of this Agreement;

(b)	To keep or cause to be kept and maintained, open to inspection and copying by any director, officer or duly authorized agent of FEDERAL at all reasonable times, adequate and correct accounts of the assets, liabilities and all other appropriate business records arising from all Runoff Reinsurance transactions of FEDERAL in a form usable by FEDERAL as set forth in more detail in Section 5 below.

(c)	To file or cause to be filed with the appropriate insurance authorities all reports as may be required by law to be filed by the REINSURANCE SERVICE PROVIDER with respect to all such Runoff Reinsurance transactions;

(d)	To collect premiums and to transmit payment of any related return premiums, to collect and transmit claim payments owed and to collect and transmit any other monies owed with respect to all such Runoff Reinsurance transactions; and

(e)	To undertake such other actions as may be permitted by applicable law and are mutually agreed to in writing by the parties to this Agreement.

Section 2. Services to be Performed by the REINSURANCE SERVICE PROVIDER

The REINSURANCE SERVICE PROVIDER will, in the name and on behalf of FEDERAL:

(a)	Subject to Section 1(a) above, manage all contracts of Runoff Reinsurance until their termination, expiration or final, conclusive, unappealable and binding resolution (including all losses thereunder). The obligations described in this Section 2(a) shall include the settlement, adjustment, arbitration and prompt payment of any accounts or claims relating to Runoff Reinsurance to which FEDERAL shall be a party, and, with respect to such Runoff Reinsurance, to prosecute diligently suits in the courts and collect for the benefit of FEDERAL such sums as may be due it, and defend FEDERAL in suits against it and pay the compensation of attorneys appointed by the REINSURANCE SERVICE PROVIDER.

(b)	All funds collected for FEDERAL’s account pursuant to this Agreement shall be held by the REINSURANCE SERVICE PROVIDER in a fiduciary capacity and shall be immediately deposited into a trust account at a bank that is a qualified United States financial institution as defined in IN ST 27-6-9-11, as amended. Such trust account shall be established and maintained pursuant to a trust agreement naming the REINSURANCE SERVICE PROVIDER as grantor, FEDERAL as the sole beneficiary and the bank as trustee. As described in the trust agreement, the REINSURANCE SERVICE PROVIDER shall be permitted to withdraw monies from the trust account solely for the payment of losses, reinsurance expenses and other disbursements arising with respect to the business of FEDERAL hereunder, and shall account monthly to FEDERAL for all deposits and withdrawals made on its behalf. The REINSURANCE SERVICE PROVIDER may retain no more than three (3) months estimated claims payments and allocated loss adjustment expenses therein.

(c)	With respect to Runoff Reinsurance, collect or transmit payments of balance due to or from the REINSURANCE SERVICE PROVIDER’s clients or customers, and to render accounts and statements as provided in Section 5 of this Agreement.

(d)	With respect to Runoff Reinsurance, to collect premiums and to transmit payment of any related return premiums, to collect and transmit claim payments owed and to collect and transmit any other monies owed.

(e)	Unless expressly waived or released by FEDERAL in connection with a termination event pursuant to Section 6 (which waiver or release may be made, in whole or in part, at FEDERAL’s sole discretion), the REINSURANCE SERVICE PROVIDER’S obligations with respect to the management of Runoff Reinsurance shall survive the termination or expiration of this Agreement until such time as all contracts of Runoff Reinsurance shall have terminated, expired or been brought to final, conclusive, unappealable and binding resolution (including all losses thereunder).

(f)	Within the scope of its actual or apparent authority the acts of the REINSURANCE SERVICE PROVIDER shall be deemed to be the acts of FEDERAL on whose behalf it is acting.

(g)	The REINSURANCE SERVICE PROVIDER will remit all funds due under this Agreement on not less than a monthly basis.

Section 3. Prohibited Actions

Notwithstanding anything set forth in this Agreement to the contrary, the REINSURANCE SERVICE PROVIDER is prohibited from engaging in the following acts:

(a)	Appointing any producer;

(b)	Without prior written approval of FEDERAL, paying or committing FEDERAL to pay a claim (or any aggregation of claims from any single event under an excess of loss treaty) that exceeds $2,000,000;

(c)	Collecting any payment from a retrocessionaire or committing FEDERAL to any claim settlement with a retrocessionaire, without prior approval of FEDERAL. If prior approval is given, a report must be promptly forwarded to FEDERAL by the REINSURANCE SERVIVES PROVIDER;

(d)	Jointly employing an individual who is employed by FEDERAL; or

(e)	Appointing a sub-reinsurance claims handling and administrative service provider.

Section 4. Compensation and Reimbursement Payments for the REINSURANCE SERVICE PROVIDER

(a)	Except for the reimbursement of costs and expenses provided for in Section 4(b) below, the REINSURANCE SERVICES PROVIDER shall not be entitled to compensation for the services rendered hereunder.

(b)	FEDERAL shall reimburse the REINSURANCE SERVICE PROVIDER for all reasonable and documented out-of-pocket costs and expenses incurred by the REINSURANCE SERVICES PROVIDER directly and primarily in connection with its provision of the Runoff Reinsurance services under this Agreement; provided however, that no such reimbursement shall be required with respect to (i) costs and expenses arising from transactions between the REINSURANCE SERVICES PROVIDER and any affiliate thereof unless specifically approved in writing by FEDERAL, (ii) any filing, licensing or other costs or expenses incurred or required to be incurred by the REINSURANCE SERVICES PROVIDER generally as an ongoing enterprise or specifically as a reinsurance intermediary manager or under that certain Reinsurance Services Agreement, dated as of the date hereof, by and between FEDERAL and the REINSURANCE SERVICES PROVIDER, and/or (iii) any internal costs or expenses of the REINSURANCE SERVICES PROVIDER, including overhead, salaries, benefits, resource utilization and/or other items (the “Reimbursement Payment”).

(c)	The REINSURANCE SERVICE PROVIDER shall (i) provide a detailed accounting for such expenses and costs at the time of requesting payment; and (ii) provide FEDERAL on a quarterly basis a detailed estimated accounting of such expenses and costs.

(d)	The amount of reimbursable costs and expenses set forth in the reports described in Section 4(c) shall be determined by the REINSURANCE SERVICE PROVIDER, but shall be subject to review and approval by FEDERAL or its representatives.

(e)	Payment of the Reimbursement Payment shall be due monthly within fifteen (15) days after submission by the REINSURANCE SERVICE PROVIDER to FEDERAL of the statement referred to in Section 4(c)(i) above; provided, however, that any amount contested in good faith by FEDERAL as being unreasonable or undocumented shall be due within fifteen (15) days after resolution of such contest.

(f)	The REINSURANCE SERVICE PROVIDER shall maintain such records as are necessary to determine the amount of costs and expenses for which it is to be reimbursed under the Agreement. Such records shall be available during normal business hours and upon reasonable notice for review by FEDERAL or its representative(s).

Section 5. Records, Accounts, Reports and Statements

(a)	For a minimum of ten (10) years after the expiration of each contract of reinsurance transacted as Runoff Reinsurance and for such further period as may be required by applicable state law, the REINSURANCE SERVICE PROVIDER agrees to maintain complete records of all business transacted by it for FEDERAL including but not limited to the information required of it pursuant to the claims administration services requirements detailed in Exhibit A.

(b)	At least two (2) days prior to the date of the close of FEDERAL’s accounting system each calendar quarter (which date shall be communicated in advance to the REINSURANCE SERVICE PROVIDER), during the term of this Agreement and until the first anniversary of the expiration or termination thereof, the REINSURANCE SERVICE PROVIDER shall provide information to FEDERAL sufficient to permit FEDERAL to accurately reflect the Runoff Reinsurance in the quarterly and annual statements of FEDERAL which FEDERAL is required to file. Such information shall comply with all regulations of and shall supply all information required by the jurisdiction concerned and shall accurately detail all material transactions.

(c)	At least two (2) days prior to the date of the close of FEDERAL’s accounting system each calendar quarter (which date shall be communicated in advance to the REINSURANCE SERVICE PROVIDER), during the term of this Agreement and until the first anniversary of the expiration or termination thereof, the REINSURANCE SERVICE PROVIDER shall provide information to FEDERAL sufficient to permit FEDERAL’s parent company (the “Parent”) to reflect the financial results of the Runoff Reinsurance in the Parent’s financial statements and reports filed with the United States Securities and Exchange Commission.

(d)	If the Parent reasonably deems necessary, the REINSURANCE SERVICE PROVIDER shall provide the Parent with a SAS 70 report regarding the services provided to FEDERAL hereunder in such form and with such detail as the Parent may reasonably request, provided however, that the reasonable out-of-pocket costs and expenses incurred by the REINSURANCE SERVICE PROVIDER in producing such report shall be reimbursed by the Parent upon request by the REINSURANCE SERVICE PROVIDER.

(e)	The REINSURANCE SERVICE PROVIDER shall also deliver the supplemental information required for regulatory filings as required pursuant to this Section 5 to FEDERAL as soon as practicable after the end of each calendar quarter during the term of this Agreement, but in no event shall the information for the first, second and third quarters of each calendar year, whether in final form for submission to the jurisdiction concerned or not, be submitted later than fifteen (15) days from the end of such quarter, and, in the case of the annual statement, the same shall in no event be submitted later than thirty (30) days after the end of the calendar year, whether or not such information be in final form for submission to the jurisdiction concerned.

(f)	All books and records of FEDERAL maintained by the REINSURANCE SERVICE PROVIDER with respect to the Runoff Reinsurance shall be and remain the property of FEDERAL. During the term of this Agreement, such books and records shall be under the joint control of the REINSURANCE SERVICE PROVIDER and FEDERAL, provided further, that they shall always be available in a form usable by FEDERAL during normal business hours for inspection and copying by FEDERAL or its agent.

(g)	FEDERAL shall periodically (at least semiannually) conduct an on-site review of the claims processing operations of the REINSURANCE SERVICE PROVIDER.

(h)	The REINSURANCE SERVICE PROVIDER shall provide information to FEDERAL sufficient to permit FEDERAL and the Parent to accurately cause all necessary regulatory reports and certifications (including, without limitation, the filing of Annual Statements as required by state regulators and the National Association of Insurance Commissioners and the answering of applicable interrogatories and the inclusion of a CEO and CFO attestation) and federal, state and local tax returns with respect to the Runoff Reinsurance business to be filed on behalf of FEDERAL.

(i)	The REINSURANCE SERVICE PROVIDER shall provide FEDERAL annually with a statement of its financial condition prepared by an independent certified public accountant.

(j)	The REINSURANCE SERVICE PROVIDER, annually, or more frequently as required, shall provide FEDERAL with the supporting information and calculation of the amounts payable under the incentive executive plan referenced in the Supplemental Executive Runoff Agreement as defined below; provided, however, that such calculation shall be subject to the approval of FEDERAL.

(k)	The REINSURANCE SERVICE PROVIDER shall provide FEDERAL, within the time frame reasonably requested by FEDERAL, with any and all additional information relating to the Runoff Reinsurance or the services provided under this Agreement as may reasonably be requested by FEDERAL from time to time.

Section 6. Termination of Agreement

(a)	FEDERAL may terminate the Authority or this Agreement, in whole or in part, for any reason or no reason in its sole discretion upon delivery of written notice of such termination to the REINSURANCE SERVICE PROVIDER; provided, however, that such termination shall not affect the rights or obligations of the Executives (as defined in the Supplemental Executive Runoff Agreement) under that certain Supplemental Executive Runoff Agreement, dated as of October 25, 2005, by and among Chubb Re, Inc. and the individuals named therein (the “Supplemental Executive Runoff Agreement”) which shall continue to be governed by the terms thereof.

(b)	Unless sooner terminated in accordance with Section 6(a), this Agreement shall expire at such time as all contracts of Runoff Reinsurance shall have terminated, expired or been brought to final, conclusive, unappealable and binding resolution (including all losses thereunder).

(c)	Upon termination of rights and obligations of the REINSURANCE SERVICE PROVIDER pursuant to this Section 6, the REINSURANCE SERVICE PROVIDER shall, at FEDERAL’s written request, immediately turn over all assets and property of FEDERAL in its possession relating to Runoff Reinsurance to either FEDERAL or to the duly authorized successor of the REINSURANCE SERVICE PROVIDER, and each party shall cooperate with and assist the other in so doing, with expenses thereof shared equitably; provided that, for the avoidance of doubt, the REINSURANCE SERVICE PROVIDER agrees that, upon the termination of all of the obligations of the REINSURANCE SERVICE PROVIDER hereunder, the REINSURANCE SERVICE PROVIDER shall promptly thereafter turn over all assets and property of FEDERAL in its possession to FEDERAL.

(d)	After the giving of a termination notice under this Section the REINSURANCE SERVICE PROVIDER shall not thereafter make any disposition of its cash or property relating to such Runoff Reinsurance without written instructions from FEDERAL.

Section 7. Arbitration

As a condition precedent to any cause of action hereunder, any dispute between the parties arising out of or relating to this Agreement which cannot be resolved by compromise, including but not limited to any controversy as to the formation, validity, interpretation, or performance of this Agreement, whether such disputes arise before or after termination of this Agreement, shall be submitted to and finally settled by binding arbitration. Notice requesting arbitration shall be in writing and sent certified or registered mail return receipt requested to the address below mentioned of the other party.

The board of arbitration (the “Board”) shall consist of three arbitrators. The arbitrators shall be attorneys or active or former disinterested officials of insurance or reinsurance companies not employed by or previously employed by or under the control of either party to this Agreement.

One arbitrator shall be appointed by the REINSURANCE SERVICE PROVIDER, and one shall be appointed by FEDERAL. The party demanding arbitration (the “Petitioner”) shall appoint its arbitrator, and the party against which arbitration has been demanded (the “respondent”) shall appoint its arbitrator within 30 days after the appointment of the first arbitrator. A third impartial arbitrator to serve as an umpire shall be chosen by the other two arbitrators within 20 days after the two arbitrators have been appointed. If the two arbitrators cannot agree upon an umpire, each arbitrator shall nominate three persons. Each arbitrator shall then decline two of the nominees of the other arbitrator. The umpire shall then be chosen from the remaining nominees by drawing lots.

If either party fails to choose an arbitrator within 30 days after receiving the written request of the other party, the latter shall choose both arbitrators, who shall then choose the umpire.

The Petitioner shall submit its brief to the Board within 30 days after notice of the selection of the umpire. Upon receipt of the Petitioner’s brief, the Petitioner shall have 20 days to file its rebuttal brief. The Board may extend the time for filing of briefs or revise these procedures at the request of either party.

The Board is relieved from all judicial formalities and may abstain from following the strict rules of law. The Board shall interpret this Contract as an honorable engagement rather than merely a legal obligation and shall make its decision with regard to the customs and usage of the insurance and reinsurance business and with a view to affecting the general purpose of this Agreement rather than in accordance with a literal interpretation of the language, the arbitral award shall be in writing rendered by a majority of the arbitrators and shall be final and binding on the parties.

Unless otherwise mutually agreed between the parties, any arbitration hearing shall take place in Warren, New Jersey, USA. The Board shall determine the hearing procedures.

Each party shall bear the expense of its own arbitrator and witnesses and shall jointly and equally share with the other party the expense of the umpire and of the hearing. The Board may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys’ fees, to the extent permitted by law.

Section 8. Miscellaneous

(a)	Governing Law. This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties hereto determined in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

(b)	Assignment. This Agreement may not be delegated, assigned or transferred, in whole or in part, by either of the parties.

(c)	Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed first class; registered mail-return receipt requested, postage and registry fees prepaid or by telex or cable and addressed as follows:

(i)	If to FEDERAL:

Federal Insurance Company

15 Mountain View Road

Warren, New Jersey 07059

Attention: Reinsurance Manager

(ii)	If to the REINSURANCE SERVICE PROVIDER:

4 Essex Avenue

Suite 300

Bernardsville, New Jersey 07924

Attention: General Counsel

Address may be changed by notice in writing signed by the addressee.

(d)	Entire Agreement. Except as otherwise expressly provided herein, no provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing, signed by both parties to this Agreement, and each party holding a copy of such writing. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, have been made by either party which are not set forth expressly in this Agreement or in the agreements referred to herein.

(e)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(f)	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)	Currency. All amounts due to either party hereunder shall be payable in United States currency.

(h)	Confidentiality. Each party acknowledges that it may receive confidential or proprietary information or trade secrets (collectively “Confidential Information”) of the other party. Each party agrees (i) to hold such Confidential Information in confidence and to protect such Confidential Information with at least the same degree of care as it normally exercises to protect its own confidential or proprietary information or trade secrets of a similar nature, (ii) to use such Confidential Information solely for the purpose of performing its obligations under this Agreement, (iii) to reproduce such Confidential Information only to the extent necessary for such purpose, (iv) to restrict disclosure of such Confidential Information to its employees, officers, directors, shareholders, consultants, agents, auditors, actuaries, legal counsel and other external advisors with a need to know for the purposes of performing its obligations under this Agreement and to inform such employees, officers, directors, shareholders, consultants, agents, auditors, actuaries, legal counsel and other external advisors of its confidentiality obligations under this Agreement, and (v) not to disclose such Confidential Information to any third party (including, without limitation, in any public statement or announcement) without the prior written approval of the other party. These restrictions on the use or disclosure of Confidential Information shall not apply to any Confidential Information (i) after it has become generally available to the public without breach of this Agreement, (ii) which is disclosed by a party under legal process (with reasonable prior notice to the other party) provided such disclosure is not protected by a confidentiality agreement or order, or (iii) which a party agrees in writing is free of such restrictions.

(i)	E&O Insurance. No later than ninety (90) days after the effective date of this Agreement, REINSURANCE SERVICE PROVIDER shall obtain errors and omissions insurance in the amount of $5,000,000, from an insurer approved by FEDERAL, and shall maintain such insurance at all times for the duration of this Agreement.

(j)	Hold Harmless.

(i)

FEDERAL agrees to hold harmless and indemnify the REINSURANCE SERVICE PROVIDER, its parent, affiliates, subsidiaries, and their authorized representatives, officers, agents and employees against any and all liability for any judgments, awards, expenses, fines, penalties, attorneys’ fees, or other claims for damages in connection with any suit, complaint, charge, proceeding or action of any kind alleging a violation of any statutory or regulatory provision or otherwise (collectively “Losses”) arising out of the performance or nonperformance by the REINSURANCE

SERVICE PROVIDER of its duties and responsibilities under this Agreement, unless such performance or nonperformance occurred at the direction of or was caused by the gross negligence or willful misconduct of any employee or officer of the REINSURANCE SERVICE PROVIDER who is not a “Transferred Employee” as defined in that certain Asset Purchase Agreement, dated as of October, 25, 2005, as the same may be amended from time to time, by and among Federal, certain affiliates of the REINSURANCE SERVICES PROVIDER and the other parties named therein (the “Asset Purchase Agreement”). For the avoidance of doubt, the REINSURANCE SERVICE PROVIDER shall be held harmless and be entitled to indemnification hereunder to the extent any such judgments, awards, expenses, fines, penalties, attorneys’ fees, or other claims for damages results arise out of the performance or nonperformance under this Agreement by any of the “Transferred Employees” as defined in the Asset Purchase Agreement. This hold harmless and indemnification includes but is not limited to compensatory damages, regulatory fines and penalties, and extra contractual liability but shall exclude consequential or punitive damages and lost profits.

(ii)	The REINSURANCE SERVICE PROVIDER agrees to hold harmless and indemnify FEDERAL, its parent, affiliates, subsidiaries, and their authorized representatives, officers, agents and employees against any and all Losses arising out of the gross negligence or willful misconduct of any employee or officer of the REINSURANCE SERVICE PROVIDER who is not one of the “Transferred Employees” as defined in the Asset Purchase Agreement in the performance or nonperformance of duties and responsibilities of the REINSURANCE SERVICE PROVIDER under this Agreement. This hold harmless and indemnification includes but is not limited to compensatory damages, regulatory fines and penalties and extra contractual liability, but shall exclude consequential or punitive damages, lost profits and any liabilities to cedents under the contracts of the Runoff Reinsurance. Any indemnification obligations of the REINSURANCE SERVICE PROVIDER under this Section 8(j)(ii) shall be net of any other recoveries by Federal or its parent, affiliates or subsidiaries.

(iii)	This Section 8(j) shall survive termination of this Agreement with respect to claims accruing prior to termination of this Agreement.

(k)	FEDERAL Approval. FEDERAL shall, within thirty (30) days after the effective date of this Agreement, designate an officer(s) authorized to grant the approvals on behalf of FEDERAL as set forth herein. FEDERAL may change any such designation by providing written notice thereof to the REINSURANCE SERIVICE PROVIDER.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives the day and year first mentioned above.

FEDERAL INSURANCE COMPANY Through its Chubb & Son Division

Date: 12/13/2005	By:	/s/ Michael O’Reilly
	Name:	Michael O’Reilly
	Title:	Executive Vice President

HARBOR POINT SERVICES, INC.

Date: 12/13/2005	By:	/s/ Wayne Paglieri
	Name:	Wayne Paglieri
	Title:	President